Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER 2017 RESULTS

First Quarter Highlights:

•                  Produced record first quarter revenue of $72.2 million for 1Q17

•                  Gross Profit of $17.2 million represents a 22.0% increase year-over-year

•                  Generated Net loss of $3.3 million and adjusted EBITDA of $5.2 million

•                  Company paid a $0.24 per share cash dividend on March 31, 2017, an increase of 2.1% over the previous dividend

•                  Both Work Truck Attachments and Work Truck Solutions segments performed in line with internal expectations

•                  Company reaffirms 2017 outlook

May 8, 2017 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2017.

James L. Janik, Chairman, President and Chief Executive Officer commented, “Overall, the first quarter unfolded as we expected. For the Work Truck Attachments segment, the lack of snowfall across our core markets in January and February certainly impacted the business as we have previously discussed. However, the late season storms in March helped to end the season on a positive note and moved the below average season snowfall totals closer to average. Also, the temporary softness in demand we saw in the Work Truck Solutions segment has started to dissipate and we feel confident regarding the growth prospects for that segment in 2017 and beyond.”

Consolidated First Quarter 2017 Results

In the first quarter of 2017, net sales were $72.2 million, representing a 48% increase over the first quarter of 2016 net sales of $48.8 million. The increase is due to the addition of sales attributable to the Work Truck Solutions segment, which was acquired on July 15, 2016.

Interest expense was $5.3 million for the three months ended March 31, 2017, which was higher than the $2.9 million incurred in the same period in the prior year.  The increase in interest expense for the first quarter of 2017 was due to the incremental $130.0 million in borrowings under the Company’s term loan used to finance the Work Truck Solutions acquisition.  Additionally, the Company incurred $0.9 million of interest expense during the quarter related to the amendment to its Term Loan Credit Agreement. The re-financing lowered the Company’s overall interest rate and is expected to achieve approximately $2.0 million in annual cash interest expense savings.

Net income (loss) was ($3.3) million, or ($0.14) per diluted share, compared to net income of $5.3 million, or $0.23 per diluted share, in the first quarter of 2016. It is important to note that the net income in the first quarter of 2016 included a gain of approximately $10 million, which equates to $0.27 per diluted share, related to the successful conclusion of a patent infringement lawsuit against Buyers Products Company, owner of the SnowDogg line of products.

The effective tax rate for the first quarter of 2017 was 45.1%.  The estimated effective tax rate for full year 2017 is expected to be approximately 37.0%. The tax rate for the first quarter of 2017 was impacted by the Company’s adoption of a new accounting standard on share based compensation, which effectively increased the tax rate for the quarter by approximately 10%. In future quarters, where the Company expects to record pre-tax income, the tax benefit will reverse and decrease the effective tax rate.

The Company reported adjusted EBITDA of $5.2 million in the first quarter of 2017 compared to $6.3 million in the first quarter of 2016. The decrease was in part due to lower shipments of equipment and parts and accessories of commercial snow and ice products due to below average snowfall.

Work Truck Attachments First Quarter 2017 Results

For the first quarter of 2017, the Work Truck Attachments segment recorded revenue of $43.6 million.  The segment reported income from operations of $2.0 million, which was in line with internal expectations.

Work Truck Solutions First Quarter 2017 Results

For the first quarter of 2017, the Work Truck Solutions segment produced revenue of $29.7 million. The segment recorded $0.8 million in income from operations for the quarter, which was in line with internal expectations.

Balance Sheet and Liquidity

During the first quarter of 2017, the Company reported net cash provided by operating activities of $4.3 million, a decrease of $14.3 million when compared to net cash provided by operating activities of $18.6 million in the same period last year. The two largest contributing factors to this change are the previously mentioned gain attributable to litigation proceeds received in 2016 and an increase in inventory.

Inventory was $98.4 million at the end of the first quarter of 2017, compared to $73.7 million at the end of the first quarter of 2016. The increase relates to the addition of the Work Truck Solutions segment.

Accounts receivable at the end of the first quarter of 2017 were $41.9 million, as compared to $29.0 million at the end of the first quarter of 2016. The Company entered 2017 with a higher receivables balance compared to 2016 based on the addition of the Work Truck Solutions segment, which was in line with internal expectations.

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Dividend

As previously reported, on March 6, 2017 the Company declared a quarterly cash dividend of $0.24 per share of the Company’s common stock. The new dividend represents an increase of 2.1% over the previous quarterly dividend and equates to a projected full year annual increase in the dividend of $0.02 per diluted share. The dividend was paid on March 31, 2017 to stockholders of record as of the close of business on March 21, 2017.

Outlook

Based on recent results, the overall economic climate, dealer sentiment, snowfall and industry trends, the Company is reaffirming its 2017 financial outlook:

•                  Net sales are expected to be between $470 million and $530 million.

•                  Adjusted EBITDA is predicted to range from $80 million to $115 million.

•                  Earnings per share are expected to be in the range of $1.20 per share to $1.80 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels throughout the year.

Mr. Janik noted, “The drivers of our business remain encouraging and we feel comfortable reaffirming our outlook for the year. We expect 2017 will be an important year of execution and we are off to a positive start in that respect.”

New Reporting Structure

As the Company outlined in its third quarter 2016 earnings release, two reporting segments were created following the acquisition of the business of Dejana Truck & Utility Equipment Company, Inc., which was completed on July 15, 2016. First, the Work Truck Attachments segment is comprised of the Company’s pre-acquisition sole reporting segment and includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which resulted from the acquisition of the business of Dejana, includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Webcast Information

The Company will host a conference call on Tuesday, May 9, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available for one week following the call.

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About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

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Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income (Loss) to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2017 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$7,950	$18,609
Accounts receivable, net	41,865	78,589
Inventories	98,360	70,871
Inventories - truck chassis floor plan	6,938	3,939
Refundable income taxes paid	5,412	1,541
Prepaid and other current assets	3,511	2,886
Total current assets	164,036	176,435

Property, plant, and equipment, net	51,711	52,141
Goodwill	238,286	238,286
Other intangible assets, net	192,102	194,851
Other long-term assets	5,078	4,460
Total assets	$651,213	$666,173

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,131	$17,299
Accrued expenses and other current liabilities	19,123	27,325
Floor plan obligations	6,938	3,939
Current portion of long-term debt	2,829	2,829
Total current liabilities	44,021	51,392

Retiree health benefit obligation	7,312	7,193
Pension obligation	9,763	10,184
Deferred income taxes	55,336	54,563
Long-term debt, less current portion	306,240	306,726
Other long-term liabilities	16,270	15,652

Total stockholders’ equity	212,271	220,463
Total liabilities and stockholders’ equity	$651,213	$666,173

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Douglas Dynamics, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2017	March 31, 2016
	(unaudited)

Net sales	$72,248	$48,789
Cost of sales	55,061	34,658
Gross profit	17,187	14,131

Selling, general, and administrative expense	15,056	10,913
Intangibles amortization	2,749	1,726

Income (loss) from operations	(618)	1,492

Interest expense, net	(5,296)	(2,872)
Litigation proceeds	—	10,050
Other expense, net	(57)	(64)
Income (loss) before taxes	(5,971)	8,606

Income tax expense (benefit)	(2,694)	3,328

Net income (loss)	$(3,277)	$5,278
Less: Net income (loss) attributable to participating securities	(44)	70
Net income (loss) attributable to common shareholders	$(3,233)	$5,208

Weighted average number of common shares outstanding:
Basic	22,532,027	22,417,337
Diluted	22,532,027	22,417,337

Earnings (Loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$(0.14)	$0.23
Earnings (loss) per common share assuming dilution attributable to common shareholders	$(0.14)	$0.23
Cash dividends declared and paid per share	$0.24	$0.24

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Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2017	March 31, 2016
	(unaudited)

Operating activities
Net income (loss)	$(3,277)	$5,278
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,485	3,109
Amortization of deferred financing costs and debt discount	303	183
Stock-based compensation	1,350	1,213
Provision (benefit) for losses on accounts receivable	128	(9)
Deferred income taxes	773	642
Earnout liability	—	66
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	36,596	38,751
Inventories	(27,489)	(22,145)
Prepaid and other assets and refundable income taxes paid	(5,114)	3,432
Accounts payable	(2,168)	(4,305)
Accrued expenses and other current liabilities	(1,596)	(8,640)
Benefit obligations and other long-term liabilities	282	976

Net cash provided by operating activities	4,273	18,551

Investing activities
Capital expenditures	(1,306)	(1,165)

Net cash used in investing activities	(1,306)	(1,165)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(923)	—
Payments of financing costs	(932)	—
Earnout payment	(5,487)	—
Dividends paid	(5,495)	(5,361)
Repayment of long-term debt	(789)	(475)

Net cash used in financing activities	(13,626)	(5,836)

Change in cash and cash equivalents	(10,659)	11,550

Cash and cash equivalents at beginning of year	18,609	36,844

Cash and cash equivalents at end of quarter	$7,950	$48,394

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$12,247	$—

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Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2017	2016
Net Sales
Work Truck Attachments	$43,578	$48,624
Work Truck Solutions	29,659	—
Corporate & Eliminations	(989)	165
	$72,248	$48,789
Selling, General & Administrative Expenses
Work Truck Attachments	$6,949	$7,032
Work Truck Solutions	3,772	—
Corporate & Eliminations	4,335	3,881
	$15,056	$10,913
Income (Loss) from Operations
Work Truck Attachments	$1,992	$6,048
Work Truck Solutions	818	—
Corporate & Eliminations	(3,428)	(4,556)
	$(618)	$1,492
Depreciation
Work Truck Attachments	$1,377	$1,333
Work Truck Solutions	315	—
Corporate & Eliminations	44	50
	$1,736	$1,383
Assets
Work Truck Attachments	$429,452	$431,399
Work Truck Solutions	202,045	—
Corporate & Eliminations	19,716	55,190
	$651,213	$486,589

Capital Expenditures
Work Truck Attachments	$873	$1,165
Work Truck Solutions	433	—
Corporate & Eliminations	—	—
	$1,306	$1,165

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Douglas Dynamics, Inc.

Net Income (loss)  to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2017	2016

Net income (loss)	$(3,277)	$5,278

Interest expense - net	5,296	2,872
Income tax expense (benefit)	(2,694)	3,328
Depreciation expense	1,736	1,383
Amortization	2,749	1,726

EBITDA	3,810	14,587

Stock based compensation	1,350	1,213
Litigation proceeds	—	(10,050)
Purchase accounting (1)	—	66
Other charges (2)	68	443
Adjusted EBITDA	$5,228	$6,259

(1) Reflects  $66 in earn-out compensation expense related to TrynEx in the three months ended March 31, 2016

(2) Reflects expenses of $68 and $443 for one time, unrelated legal and consulting fees for the three months ended March 31, 2017 and March 31, 2016, respectively.